Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2024, relating to the consolidated financial statements and financial statement schedules of Heritage Insurance Holdings, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC Chicago, Illinois March 14, 2024